SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 11, 2015

INTERNATIONAL STEM CELL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-51891	20-4494098
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

5950 Priestly Drive, Carlsbad, CA 92008

(Address of principal executive offices, including zip code)

(760) 940-6383

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CAR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 11, 2015, the Board of Directors of International Stem Cell Corporation (the “Company”) appointed Mahnaz Ebrahimi, age 58, as its new Chief Financial Officer effective September 14, 2015. Ms. Ebrahimi has been assisting the Company on accounting and SEC reporting matters as a consultant for the last several months. She has more than 25 years of experience in senior level financial management, accounting and SEC reporting matters, having worked with various publicly traded and privately held biotechnology, life science, and technology companies in an employee or a consultant capacity. Most recently, in addition to her consulting for the Company, she has served as a consultant for Flux Power Holdings, assisting with the preparation of financial statements and periodic SEC reporting. Before that, she served as a consultant for Polaris Pharmaceuticals in 2014, where she was responsible for preparation of financial statements and for other accounting/finance activities, and Ocera Therapeutics in 2013, where she was heavily involved in and significantly contributed towards the successful completion of complex transactions. From October 2010 through July 2012, she served as Director, Financial Planning and Analysis and Treasury at eBioscience, where she was instrumental in the successful merger with Affymatrix in June 2012.

Ms. Ebrahimi will transition from her current consulting position with the Company to an employment relationship starting on September 14. During the first 90 days, she will be working on a part-time basis (averaging 4 days per week) to allow her to complete other consulting commitments. Ms. Ebrahimi’s initial annualized compensation for the first 90 days will be $187,500, which will be reviewed and adjusted after her first 90 days of service. She will also be entitled to the Company’s standard package of employee benefits, including medical and dental insurance. Ms. Ebrahimi will also be granted a stock option to purchase 65,000 shares of the Company’s common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

International Stem Cell Corp

By:	/s/ Sofya Bakalova
Sofya Bakalova
Vice President, Legal Affairs and Operations

Dated: September 14, 2015